UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 3, 2007
Date of Report (Date of earliest event reported)

HEARST-ARGYLE TELEVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14776	74-2717523
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of Incorporation)

300 West 57th Street New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

(212) 887-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 3, 2007, the Registrant’s stockholders approved a new long term incentive compensation plan (the “2007 Incentive Plan”). The 2007 Incentive Plan is intended to replace the existing 2004 Long Term Incentive Compensation Plan with respect to new equity awards.  Under the 2007 Incentive Plan, the Registrant’s Board of Directors (and in certain circumstances, the Compensation Committee of the Board of Directors) may award various forms of incentive compensation, including incentive stock options, non-qualified stock options and restricted stock, to executive officers, non-employee directors (as defined in the 2007 Incentive Plan) and key employees of the Registrant and its parent and their subsidiaries.

 The 2007 Incentive Plan provides for the grant of a maximum of 2,400,000 shares of the Registrant’s Series A Common Stock, of which no more than 500,000 shares may be subject to awards of restricted stock.  The maximum aggregate number of shares of Series A Common Stock that may be subject to stock options or that may be restricted stock awards granted to a participant under the 2007 Incentive Plan in any one year will not exceed 500,000 shares and 165,000 shares, respectively.

The Registrant’s Board of Directors (and in certain circumstances, the Compensation Committee of the Board of Directors) will determine the number of shares of Series A Common Stock subject to stock options and restricted stock awards to be granted to each participant under the 2007 Incentive Plan.  The 2007 Incentive Plan also provides for the automatic annual award of non-qualified stock options covering a fixed number of shares of Series A Common Stock and a fixed number of shares of restricted stock to each of our non-employee directors (as defined under the 2007 Incentive Plan) for each year that he or she continues to serve as a director.

The 2007 Incentive Plan is more fully described in, and attached as an exhibit to, the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARST-ARGYLE TELEVISION, INC.

By:	/s/ Jonathan C. Mintzer
Jonathan C. Mintzer
Vice President, General Counsel and Secretary

Date: May 4, 2007